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EXHIBIT 11


                             DSP COMMUNICATIONS, INC.

                   STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE

                        (IN THOUSANDS EXCEPT PER SHARE DATA)


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
                                       Quarter ended June 30,   Six months ended June 30,
                                           1996      1995             1996     1995
                                       ----------------------   -------------------------
Shares used in calculation
  of net income per share:
  Average Class B Ordinary shares
    and Common shares outstanding         21,124    16,206           19,714    12,486
  Net effect of dilutive stock option
    and warrants                           1,801     1,686            1,872     1,544
  Class A Convertible Ordinary shares,
    if converted                              --        --               --     1,810
                                       ----------------------   -------------------------
                                          22,925    17,892           21,586    15,840
                                       ----------------------   -------------------------
                                       ----------------------   -------------------------
Net income                               $ 5,950   $ 1,223          $ 9,525   $ 1,797
                                       ----------------------   -------------------------
                                       ----------------------   -------------------------
Net income per share                     $  0.26   $  0.07          $  0.44   $  0.11
                                       ----------------------   -------------------------
                                       ----------------------   -------------------------
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